UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2011

MRV COMMUNICATIONS, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	001-11174	06-1340090
(State or other jurisdiction of	(Commission file number)	(I.R.S. employer
incorporation or organization)		identification number)

20415 Nordhoff Street, Chatsworth, CA  91311

(Address of principal executive offices)  (Zip code)

Registrant’s telephone number, including area code: (818) 773-0900

Not Applicable

Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 6, 2011, MRV Communications, Inc. (the “Company”) announced that Dilip Singh, who has been serving as the Company’s Chief Executive Officer on an interim basis, had tendered his resignation to pursue other interests, effective December 5, 2011.

The Company further announced that Chris King, the Company’s Chief Financial Officer, was appointed by the Board of Directors to serve as Interim Chief Executive Officer in addition to maintaining his existing duties. In addition to maintaining his role as President of the Company’s Optical Communications Systems (“OCS”) division, Barry Gorsun was appointed to be the President and Chief Operating Officer for MRV.

In conjunction with Mr. Singh’s resignation, the Company entered into a Separation and Release Agreement with him on December 5, 2011 which sets forth the terms of his termination, including a separation payment in two installments aggregating $460,000, with $60,000 payable on or prior to December 31, 2011, and the remaining $400,000 payable in January 2012. The payments are contingent upon Mr. Singh’s agreement to a mutual general release and non-disparagement provision. In addition, Mr. Singh agreed to remain available through January 31, 2012, as requested by the Company, to assist with the transition. Mr. Singh retains his stock options, which do not expire for another four years, however, he has no further rights with respect to a cash bonus related to the special dividend paid in November 2011 or with any future potential cash bonuses.

The foregoing description of the Separation Agreement is not complete and is qualified in its entirety by the full text of such agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

A copy of the press release announcing the management changes is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d)           Exhibits

Exhibit 10.1	Separation and Release Agreement, dated December 5, 2011, by and between the Company and Dilip Singh

Exhibit 99.1	Press Release announcing management changes, dated December 6, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: December 6, 2011

MRV COMMUNICATIONS, INC.

By:	/s/ Jennifer Hankes Painter
Jennifer Hankes Painter
Vice President, General Counsel and Secretary